Exhibit 99.1
D-Wave to Showcase Unique Dual-Platform Quantum Computing at Quantum World Congress 2026
Company to highlight real-world customer applications in production and advances in its differentiated dual-rail gate-model architecture
PALO ALTO, Calif. – September 15, 2026 – D-Wave Quantum Inc. (NASDAQ: QBTS) (“D-Wave” or the “Company”), the only dual-platform quantum computing company providing both annealing and gate-model systems, software and services, today announced its participation as a platinum sponsor of Quantum World Congress 2026, taking place September 23-25 in College Park, Maryland.

At Quantum World Congress, D-Wave will demonstrate that the quantum era is multi-platform with different quantum computing technologies to address different types of computational problems. The Company will present results from annealing quantum computing applications solving complex commercial and public-sector optimization problems today. In addition, it will provide updates on its dual-rail gate-model architecture, designed to reduce the cost and complexity of quantum error correction, a critical requirement for enabling applications well suited to gate-model quantum computing, such as quantum chemistry and materials simulation.

D-Wave executives will lead a variety of discussions, including:
•Dr. Robert Schoelkopf, D-Wave chief science officer, will deliver a plenary address titled “From Innovation to Utility: The Quantum Era Takes Shape with Two Platforms” on Friday, Sept. 25, at 11:35 a.m. ET. Drawing on decades at the forefront of superconducting quantum computing, Schoelkopf will offer a deep dive into D-Wave’s industry-leading annealing and gate-model technologies and why we believe customers will need both approaches to address their full range of computationally complex challenges.
•Allison Schwartz, D-Wave senior vice president of global government relations and public affairs, will participate in the panel “Quantum You Can See: Real Use Cases, Real Impact” on Thursday, Sept. 24, at 4:30 p.m. ET. The session will bring together public-sector and industry leaders to highlight practical quantum computing applications that can improve the services people rely on every day.
•Schwartz will also participate in the panel “Quantum Policy from the Inside: How Industry Is Shaping the Federal Agenda” on Friday, Sept. 25, at 2 p.m. ET. The session will examine the policies and public-private partnerships needed to accelerate quantum adoption and strengthen U.S. leadership. Across both sessions, Schwartz will discuss why maintaining U.S. quantum leadership requires a strategy that supports long-term research while also accelerating near-term application development, procurement and deployment.

“In our view, quantum computing is not a single-architecture race, and it will not be won by qubit counts alone,” said Schoelkopf. “D-Wave is bringing two kinds of evidence to Quantum World Congress: production results from annealing systems solving complex optimization problems now, and gate-model results showing how hardware-level erasure detection can reduce the burden of quantum error correction. Organizations should not have to choose between useful quantum computing today and a credible path to fault tolerance. Our two-platform strategy is designed to deliver both.”

Quantum World Congress attendees are invited to visit D-Wave at booths 51 and 53 to meet with company experts, attend technical talks, view D-Wave’s annealing and gate-model quantum processing units, and explore live demonstrations of quantum-powered applications.
Quantum World Congress is a premier gathering of government, industry and academic leaders advancing quantum technologies. For session times, event information and registration, visit Quantum World Congress.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services spanning both annealing and gate-model technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how D-Wave is shaping the quantum-driven industrial and societal advancements of tomorrow at www.dwavequantum.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Media Contact:
Alex Daigle
media@dwavesys.com